Exhibit 10.1

UNSECURED   PROMISSORY   DEMAND   NOTE

FOR VALUE RECEIVED, Millstream Ventures, Inc. (“Maker”), P.O. Box 581072, Salt Lake City, Utah 84158, promises to pay Sixteen Thousand Dollars ($16,000.00) to 1st Orion or order (“Holder”), at 9025 Oakwood Place, West Jordan, Utah 84088 (the “Note”). The Note is not being collateralized by any assets of the Company or any equity interest in the Company and is unsecured. The date of the Note is October 14, 2008.

1.           Payments.  The principal and any interest on the Note shall be repaid on demand (subject to the provisions below), upond Holder giving fifteen (15) days written notice to the Maker. In the event that Holder does not make demand for payment on or before March 31, 2010, such date shall be considered as the date that demand is being made and payment of the Note shall be due fifteen (15) days thereafter including any and all accrued interest. All payments being made first towards the unpaid interest balance and then as a reduction of the principal amount.

2.           Interest.  Interest shall commence from the date of the Note at a simple interest rate of eighteen percent (18%) per annum until all principal has been paid. Any payments made to reduce principal shall first be applied towards accrued interest and when the accrued interest has been fully paid, the remaining balance of the payment shall be applied towards the principal sum.

3.           Type and place of Payments.  Payment of principal and interest shall be made in lawful money of the United States of America to the above named Holder, at the address of the Holder given herein, or such other location as the Holder shall advise the Maker in writing, to the extent that such address is within the United States of America.

4.           Prepayment.  Advance payment(s) or prepayment(s) may be made at any time on the principal and interest, without penalty, by giving written notice to Holder five (5) days prior thereto.

5.           Default.  Upon the occurrence of any of the events hereinafter enumerated, the unpaid balance of the principal and interest on the Note shall be immediately due and payable without presentation, demand, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by Maker, such events being as follows:

(a)           Default in the payment of the principal and interest of this Note or any portion thereof when the Note shall become due and payable, whether at maturity as herein expressed, or on demand of the Holder, unless cured within fifteen (15) days after such defaut.

(b)           Maker shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, or shall file an answer admitting the jurisdiction of the court and any material allegations of an involuntary petition filed pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof, or shall be adjudicated bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee for Maker of all or any substantial portion of its assets, or Maker shall make an assignment to any agent authorized to liquidate any substantial part of its assets.

6.           Attorneys’ Fees.  If the Note is placed with an attorney for collection, or if suit is instituted for collection hereof, then in such event, the Maker agrees to pay reasonable attorneys’ fees, costs, and other expenses incurred by Holder in Holder’s collection efforts.

7. Construction.  This Note shall be governed by and construed in accordance with the laws of the State of Utah.

Millstream Ventures, Inc.
a Nevada Corporation

By:____________________________
Its President and Director

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